Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports Second Quarter 2012 Results
Sequential Operating EBITDA Growth in All Businesses;
Second Highest Quarterly Adjusted EPS in Company History

Dallas, July 23, 2012: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported second quarter 2012 net sales of $1,675 million, a 4 percent decrease from the same period last year. The company delivered higher overall volumes, but results were impacted by lower pricing, primarily in its Acetyl Intermediates business, and unfavorable currency impacts. Operating profit was $164 million compared with $209 million in the prior year period. Margins expanded in the company's Industrial Specialties and Consumer Specialties businesses but did not completely offset lower margins in its Acetyl Intermediates business due to temporarily elevated industry margins in the prior year, as well as the current weakened economic environment in Europe and slower growth in Asia.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions, except per share data) - Unaudited	2012	2011	2012	2011
Net sales	1,675	1,753	3,308	3,342
Operating profit (loss)	164	209	262	397
Net earnings (loss) attributable to Celanese Corporation	210	203	393	345
Operating EBITDA [1]	402	441	657	745
Diluted EPS - continuing operations	$1.31	$1.29	$2.47	$2.16
Diluted EPS - total	$1.31	$1.28	$2.47	$2.17
Adjusted EPS [2]	$1.47	$1.66	$2.20	$2.62
1 Non-U.S. GAAP measure. See reconciliation in Table 1A.
2 Non-U.S. GAAP measure. See reconciliation in Table 6.

"Celanese delivered the second highest quarterly earnings in company history despite a more challenging global economic environment. Sequentially, each of our businesses delivered improved operating results while remaining focused on providing value-added solutions for our customers. Additionally, with the exception of Acetyl Intermediates, our portfolio of businesses expanded margins year-over-year," said Mark Rohr, chairman and chief executive officer. "Celanese's operating cash flow in the quarter resulted in the second lowest net debt level since the company's IPO in 2005 and enabled us to continue to pursue our balanced capital deployment strategy."

Net earnings were $210 million in the second quarter of 2012 compared with the prior year's results of $203 million. Diluted earnings per share from continuing operations was $1.31 compared with $1.29 last year.

Adjusted earnings per share in the second quarter of 2012, which excluded other charges and other adjustments, was $1.47 compared with $1.66 in the prior year period. The tax rate and diluted share count for adjusted earnings per share in the second quarter were 17 percent and 159.7 million, respectively.

Recent Highlights

•
Announced plans to construct and operate a methanol production facility at its Clear Lake, Texas acetyl complex which is expected to start up after July 1, 2015. As one of the world's largest producers of acetyl products, the company plans to utilize its existing infrastructure to capture the opportunities created by abundant and affordable U.S. natural gas supplies.

•
Launched the new SunsationSM platform to help food and beverage manufacturers develop low- and no-calorie products that are better tasting and simplify the formulation process to bring products to market faster.

•
Entered into an agreement to advance the development of fuel ethanol projects with Pertamina, the state-owned energy company of Indonesia. In line with its long-term strategy to develop new and renewable energy capabilities, Pertamina will collaborate exclusively with Celanese to jointly develop synthetic fuel ethanol projects in the Republic of Indonesia utilizing Celanese's proprietary TCX® ethanol process technology.

•
In the process of starting up its technology development unit for ethanol production at its facility in Clear Lake, Texas. The unit will support the company's continuing development of TCX® ethanol process technology for customers in both industrial-grade and fuel ethanol.

Second Quarter Business Segment Overview

Advanced Engineered Materials
Advanced Engineered Materials' operating EBITDA results improved year-over-year, despite weaker global economic conditions. Net sales decreased to $323 million in the second quarter of 2012 from $346 million in the prior year period. Pricing was up modestly by 2 percent, however, net sales were negatively impacted by lower volumes due to softer demand from industrial goods and electronics as well as currency. Operating EBITDA improved to $114 million from $107 million in the prior year period, as higher pricing and increased equity earnings offset the lower volumes and currency impacts. Equity earnings from the company's affiliates were $55 million compared with $39 million in the prior year period, driven by higher methanol and methyl tertiary-butyl ether (MTBE) pricing in the company's Ibn Sina affiliate. Operating profit in the second quarter of 2012 was $21 million compared with $27 million in the same period last year, primarily due to higher depreciation and amortization in the period mainly related to the company's startup and expansion of its polyacetal (POM) facility in Frankfurt Hoechst Industrial Park.

Consumer Specialties
Consumer Specialties delivered improved year-over-year performance with net sales of $327 million compared with $291 million in the same period last year, mainly driven by higher pricing and volumes. Pricing increased by 7 percent over the prior year period while volumes increased by 6 percent as a production interruption in the company's Acetate Products business during the first quarter of 2012 shifted additional volume into the current period. Operating EBITDA was $168 million compared with $147 million in the same period last year on improved volumes and expanded margins. This quarter's results also included increased dividends from the company's acetate China ventures which totaled $83 million compared with $78 million in the same period last year. Operating profit increased to $75 million from $48 million last year.

Industrial Specialties
Industrial Specialties' net sales in the second quarter of 2012 were $327 million compared with $329 million in the prior year period. Volumes increased by 5 percent year-over-year, primarily in North America and Asia, driven by recent strategic actions. However, results were negatively impacted by currency translation, primarily the Euro. Operating EBITDA increased to $47 million from $40 million in the prior year period, as expanded margins benefited from the increased volumes and lower raw material costs. Operating profit in the second quarter of 2012 was $34 million compared with $28 million in the prior year period.

Acetyl Intermediates
Acetyl Intermediates' net sales in the second quarter of 2012 were $821 million compared with $914 million in the same period last year, primarily due to lower acetyl pricing. The lower pricing year-over-year was the result of temporarily elevated utilization in the second quarter of 2011 due to planned and unplanned outages of acetyl producers as well as softer global demand in the current period driven by weaker economic conditions in Europe and Asia. Operating EBITDA in the second quarter of 2012 was $99 million compared with $177 million in the same period last year, primarily due to the lower pricing. Sequentially, operating EBITDA improved from $83 million, driven by expanded margins on higher pricing. Operating profit in the current period was $77 million compared with $152 million in the same period last year and $60 million in the first quarter of 2012.

Taxes
The tax rate for adjusted earnings per share was 17 percent in the second quarter of 2012 and the second quarter of 2011. The effective tax rate for continuing operations for the second quarter of 2012 was 20 percent compared with 27 percent in the second quarter of 2011. The lower effective tax rate in the second quarter of 2012 was primarily due to tax impacts related to joint venture earnings partially offset by increases in certain jurisdictions' losses providing no income tax benefit. Net cash taxes paid were $23 million in the first six months of 2012 compared with $30 million in the first six months of 2011. The decrease in net cash taxes paid is primarily due to timing of tax refunds received in certain jurisdictions.

Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company's earnings and operating EBITDA, were $146 million in the second quarter of 2012, a $21 million increase from the prior year period's results. The cash flow impact of equity and cost investment dividends was $158 million, a $34 million increase from the prior year period. During the second quarter of 2012, the company received $83 million in dividends from its acetate China ventures, a $5 million increase from last year's results. This quarter's results also reflected the increased earnings from the Ibn Sina strategic affiliate.

Cash Flow
During the first six months of 2012, the company generated $402 million in cash from operating activities, an $86 million increase from the same period last year, primarily driven by lower trade working capital usage versus the prior year period. Cash used in investing activities during the first six months of 2012 was $283 million compared with $133 million in the same period last year. The 2012 results included capital expenditures related to the company's acquisition of two product lines from Ashland Inc. and other strategic actions. The 2011 results included $114 million of capital expenditures and $158 million of cash received from Fraport, both related to the relocation of the company's operations in Kelsterbach, Germany. Net cash from financing activities during the first six months of 2012 was a cash inflow of $4 million compared with a cash outflow of $198 million in the prior year period. During the second quarter of 2011, the company used a net of $116 million to prepay one of its term loan facilities. Net debt at the end of the second quarter of 2012 was $2,176 million, the second lowest net debt level since the company's IPO and a $159 million decrease from the end of 2011.

Outlook
"We anticipate the ongoing challenging economic environment in Europe and the current growth rates in Asia will continue through the remainder of 2012," said Rohr. "As a result, we expect second half adjusted earnings per share will reflect typical seasonal trends and be slightly below the first half of 2012, excluding the dividend from the company's acetate China ventures."
The company's earnings presentation and prepared remarks related to the second quarter results will be posted on its website at www.celanese.com in the investor section after market close on July 23.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Linda Beheler	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 4924	Phone: +49(0)69 45009 1574
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49(0) 45009 58800
Jon.Puckett@celanese.com	Linda.Beheler@celanese.com	J.Kurth@celanese.com

Celanese Corporation is a global technology leader in the production of specialty materials and chemical products that are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,600 employees worldwide and had 2011 net sales of $6.8 billion, with approximately 73% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com or the company's blog at www.celaneseblog.com.

Forward-Looking Statements

This release may contain “forward-looking statements,” which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “can,” “could,” “might,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technology, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, including the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP

This release reflects the following performance measures: operating EBITDA, business operating EBITDA, affiliate EBITDA and proportional affiliate EBITDA, adjusted earnings per share and net debt as non-U.S. GAAP measures. These measurements are not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA and business operating EBITDA is net income; for proportional affiliate EBITDA is equity in net earnings of affiliates; for affiliate EBITDA is operating profit; for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.

Use of Non-U.S. GAAP Financial Information

•
Operating EBITDA is defined by the company as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes, and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7. We present operating EBITDA because we consider it an important supplemental measure of our operations and financial performance. We believe that operating EBITDA is more reflective of our operations as it provides transparency to investors and enhances period-to-period comparability of our operations and financial performance. Operating EBITDA is one of the measures management uses for its planning and budgeting process to monitor and evaluate financial and operating results and for the company's incentive compensation plan. Operating EBITDA should not be considered as an alternative to net income determined in accordance with U.S. GAAP. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a U.S. GAAP financial measure because a forecast of Other Charges and Adjustments is not practical.

•
Business operating EBITDA is defined by the company as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7, less equity in net earnings of affiliates, dividend income from cost investments and other (income) expense. This supplemental performance measure reflects the operating results of the company's operations without regard to the financial impact of its equity and cost investments.

•
Affiliate EBITDA is defined by the company as operating profit plus the depreciation and amortization of its equity affiliates. Proportional affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined by the company as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider proportional affiliate EBITDA as an additional measure of operating results.

•
Adjusted earnings per share is a measure used by management to measure performance. It is defined by the company as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a U.S. GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our U.S. GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any given future period.

•
Net debt is defined by the company as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company's capital structure. Our management and credit analysts use net debt to evaluate the company's capital structure and assess credit quality. Proportional net debt is defined as our proportionate share of our affiliates' net debt.

Results Unaudited

The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Consolidated Statements of Operations - Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions, except share and per share data)	2012	2011	2012	2011
Net sales	1,675	1,753	3,308	3,342
Cost of sales	(1,344)	(1,343)	(2,707)	(2,581)
Gross profit	331	410	601	761
Selling, general and administrative expenses	(124)	(140)	(258)	(268)
Amortization of intangible assets	(13)	(17)	(26)	(33)
Research and development expenses	(26)	(25)	(52)	(48)
Other (charges) gains, net	(3)	(18)	(3)	(15)
Foreign exchange gain (loss), net	(1)	(1)	—	—
Gain (loss) on disposition of businesses and asset, net	—	—	—	—
Operating profit (loss)	164	209	262	397
Equity in net earnings (loss) of affiliates	62	46	113	89
Interest expense	(45)	(57)	(90)	(112)
Refinancing expense	—	(3)	—	(3)
Interest income	—	—	1	1
Dividend income - cost investments	84	79	84	79
Other income (expense), net	(1)	6	1	9
Earnings (loss) from continuing operations before tax	264	280	371	460
Income tax (provision) benefit	(54)	(75)	22	(117)
Earnings (loss) from continuing operations	210	205	393	343
Earnings (loss) from operation of discontinued operations	—	(3)	—	3
Gain (loss) on disposition of discontinued operations	—	—	—	—
Income tax (provision) benefit, discontinued operations	—	1	—	(1)
Earnings (loss) from discontinued operations	—	(2)	—	2
Net earnings (loss)	210	203	393	345
Net earnings (loss) attributable to noncontrolling interests	—	—	—	—
Net earnings (loss) attributable to Celanese Corporation	210	203	393	345
Cumulative preferred stock dividends	—	—	—	—
Net earnings (loss) available to common shareholders	210	203	393	345
Amounts attributable to Celanese Corporation
Earnings (loss) per common share - basic
Continuing operations	1.33	1.31	2.50	2.20
Discontinued operations	—	(0.01)	—	0.01
Net earnings (loss) - basic	1.33	1.30	2.50	2.21
Earnings (loss) per common share - diluted
Continuing operations	1.31	1.29	2.47	2.16
Discontinued operations	—	(0.01)	—	0.01
Net earnings (loss) - diluted	1.31	1.28	2.47	2.17
Weighted average shares (in millions)
Basic	158.1	156.3	157.3	156.1
Diluted	159.7	159.2	159.4	158.9

Consolidated Balance Sheets - Unaudited

(in $ millions)	As of	As of
	June 30, 2012	December 31, 2011
ASSETS
Current assets
Cash & cash equivalents	800	682
Trade receivables - third party and affiliates, net	957	871
Non-trade receivables, net	177	235
Inventories	726	712
Deferred income taxes	106	104
Marketable securities, at fair value	60	64
Other assets	40	35
Total current assets	2,866	2,703
Investments in affiliates	756	824
Property, plant and equipment, net	3,265	3,269
Deferred income taxes	562	421
Other assets	390	344
Goodwill	756	760
Intangible assets, net	184	197
Total assets	8,779	8,518
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	131	144
Trade payables - third party and affiliates	688	673
Other liabilities	466	539
Deferred income taxes	18	17
Income taxes payable	37	12
Total current liabilities	1,340	1,385
Long-term debt	2,845	2,873
Deferred income taxes	130	92
Uncertain tax positions	172	182
Benefit obligations	1,392	1,492
Other liabilities	1,123	1,153
Commitments and contingencies
Stockholders' equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(888)	(860)
Additional paid-in capital	725	627
Retained earnings	2,798	2,424
Accumulated other comprehensive income (loss), net	(858)	(850)
Total Celanese Corporation stockholders' equity	1,777	1,341
Noncontrolling interests	—	—
Total equity	1,777	1,341
Total liabilities and equity	8,779	8,518

Table 1
Business Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2012	2011	2012	2011
Net Sales
Advanced Engineered Materials	323	346	640	674
Consumer Specialties	327	291	591	557
Industrial Specialties	327	329	636	619
Acetyl Intermediates	821	914	1,673	1,727
Other Activities [1]	—	—	—	1
Intersegment eliminations	(123)	(127)	(232)	(236)
Total	1,675	1,753	3,308	3,342
Operating Profit (Loss)
Advanced Engineered Materials	21	27	42	65
Consumer Specialties	75	48	114	102
Industrial Specialties	34	28	53	53
Acetyl Intermediates	77	152	137	264
Other Activities [1]	(43)	(46)	(84)	(87)
Total	164	209	262	397
Other Charges and Other Adjustments [2]
Advanced Engineered Materials	10	22	13	34
Consumer Specialties	(1)	10	16	15
Industrial Specialties	—	—	2	—
Acetyl Intermediates	1	(2)	3	(19)
Other Activities [1]	9	3	17	7
Total	19	33	51	37
Depreciation and Amortization Expense [3]
Advanced Engineered Materials	28	19	55	38
Consumer Specialties	10	10	19	18
Industrial Specialties	13	12	26	22
Acetyl Intermediates	19	25	39	50
Other Activities [1]	4	2	7	6
Total	74	68	146	134
Business Operating EBITDA
Advanced Engineered Materials	59	68	110	137
Consumer Specialties	84	68	149	135
Industrial Specialties	47	40	81	75
Acetyl Intermediates	97	175	179	295
Other Activities [1]	(30)	(41)	(60)	(74)
Total	257	310	459	568
Equity Earnings, Cost - Dividend Income and Other Income (Expense)
Advanced Engineered Materials	55	39	98	74
Consumer Specialties	84	79	85	80
Industrial Specialties	—	—	—	—
Acetyl Intermediates	2	2	3	4
Other Activities [1]	4	11	12	19
Total	145	131	198	177
Operating EBITDA
Advanced Engineered Materials	114	107	208	211
Consumer Specialties	168	147	234	215
Industrial Specialties	47	40	81	75
Acetyl Intermediates	99	177	182	299
Other Activities [1]	(26)	(30)	(48)	(55)
Total	402	441	657	745
1 Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.
2 See Table 7 for details.
3 Excludes accelerated depreciation and amortization expense included in Other Charges and Other Adjustments above. See Table 1A for details.

Table 1A
Reconciliation of Consolidated Net Earnings (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended			Six Months Ended
	March 31,	June 30,		June 30,
(in $ millions)	2012	2012	2011	2012	2011
Net earnings (loss) attributable to Celanese Corporation	183	210	203	393	345
(Earnings) loss from discontinued operations	—	—	2	—	(2)
Interest income	(1)	—	—	(1)	(1)
Interest expense	45	45	57	90	112
Refinancing expense	—	—	3	—	3
Income tax provision (benefit)	(76)	54	75	(22)	117
Depreciation and amortization expense [2]	72	74	68	146	134
Other charges (gains), net [1]	—	3	18	3	15
Other adjustments [1]	32	16	15	48	22
Operating EBITDA	255	402	441	657	745
Detail by Business Segment
Advanced Engineered Materials	94	114	107	208	211
Consumer Specialties	66	168	147	234	215
Industrial Specialties	34	47	40	81	75
Acetyl Intermediates	83	99	177	182	299
Other Activities [3]	(22)	(26)	(30)	(48)	(55)
Operating EBITDA	255	402	441	657	745
1 See Table 7 for details.
2 Excludes accelerated depreciation and amortization expense as detailed in the table below and included in Other adjustments above.
3 Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.

	Three Months Ended			Six Months Ended
	March 31,	June 30,		June 30,
(in $ millions)	2012	2012	2011	2012	2011
Advanced Engineered Materials	—	—	1	—	3
Consumer Specialties	—	1	3	1	7
Industrial Specialties	2	—	—	2	—
Acetyl Intermediates	—	—	—	—	—
Other Activities [3]	—	—	—	—	—
Accelerated depreciation and amortization expense	2	1	4	3	10
Depreciation and amortization expense [2]	72	74	68	146	134
Total depreciation and amortization expense	74	75	72	149	144

Table 2
Factors Affecting Business Segment Net Sales - Unaudited

Three Months Ended June 30, 2012 Compared to Three Months Ended June 30, 2011

	Volume	Price	Currency	Other	Total
	(In percentages)
Advanced Engineered Materials	(4)	2	(5)	—	(7)
Consumer Specialties	6	7	(1)	—	12
Industrial Specialties	5	(1)	(5)	—	(1)
Acetyl Intermediates	4	(10)	(4)	—	(10)
Total Company	3	(4)	(3)	—	(4)

Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011

	Volume	Price	Currency	Other	Total
	(In percentages)
Advanced Engineered Materials	(4)	2	(3)	—	(5)
Consumer Specialties	—	7	(1)	—	6
Industrial Specialties	5	1	(3)	—	3
Acetyl Intermediates	6	(7)	(2)	—	(3)
Total Company	3	(1)	(3)	—	(1)

Table 3
Cash Flow Information - Unaudited

	Six Months Ended
	June 30,
(in $ millions)	2012	2011
Net cash provided by operating activities	402	316
Net cash (used in) investing activities [1]	(283)	(133)
Net cash provided by (used in) financing activities	4	(198)
Exchange rate effects on cash and cash equivalents	(5)	16
Cash and cash equivalents at beginning of period	682	740
Cash and cash equivalents at end of period	800	741
1 2012 and 2011 include $35 million and $114 million, respectively, of capital expenditures related to the Ticona Kelsterbach plant relocation. 2011 includes $158 million of cash proceeds related to the Ticona Kelsterbach plant relocation.

Table 4
Cash Dividends Received - Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2012	2011	2012	2011
Dividends from equity investments	74	45	185	118
Dividends from cost investments	84	79	84	79
Total	158	124	269	197

Table 5
Net Debt - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	As of	As of
(in $ millions)	June 30, 2012	December 31, 2011
Short-term borrowings and current installments of long-term debt - third party and affiliates	131	144
Long-term debt	2,845	2,873
Total debt	2,976	3,017
Less: Cash and cash equivalents	800	682
Net debt	2,176	2,335

Table 6
Adjusted Earnings (Loss) Per Share - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in $ millions, except share and per share data)	2012		2011		2012		2011
		per share		per share		per share		per share
Earnings (loss) from continuing operations	210	1.31	205	1.29	393	2.47	343	2.16
Deduct: Income tax (provision) benefit	(54)		(75)		22		(117)
Earnings (loss) from continuing operations before tax	264		280		371		460
Other charges and other adjustments [1]	19		33		51		37
Refinancing - related expenses	—		6		—		6
Adjusted earnings (loss) from continuing operations before tax	283		319		422		503
Income tax (provision) benefit on adjusted earnings [2]	(48)		(54)		(72)		(86)
Less: Noncontrolling interests	—		—		—		—
Adjusted earnings (loss) from continuing operations	235	1.47	265	1.66	350	2.20	417	2.62
Diluted shares (in millions) [3]
Weighted average shares outstanding		158.1		156.3		157.3		156.1
Dilutive stock options		1.0		2.0		1.4		2.0
Dilutive restricted stock units		0.6		0.9		0.7		0.8
Total diluted shares		159.7		159.2		159.4		158.9
1 See Table 7 for details.
2 The adjusted effective tax rate is 17% and 17% for the three and six months ended June 30, 2012 and 2011, respectively.
3 Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.

Table 7
Other Charges and Other Adjustments - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

Other Charges (Gains), net:
	Three Months Ended			Six Months Ended
	March 31,	June 30,		June 30,
(in $ millions)	2012	2012	2011	2012	2011
Employee termination benefits	—	1	9	1	13
Ticona Kelsterbach plant relocation	—	2	16	2	29
Plumbing actions	—	—	(4)	—	(4)
Commercial disputes	—	—	(2)	—	(22)
Other	—	—	(1)	—	(1)
Total	—	3	18	3	15

Other Adjustments: [1]
	Three Months Ended			Six Months Ended
	March 31,	June 30,		June 30,		Income Statement
(in $ millions)	2012	2012	2011	2012	2011	Classification
Business optimization	5	3	2	8	5	Cost of sales / SG&A
Ticona Kelsterbach plant relocation	3	8	5	11	2	Cost of sales
Plant closures	4	2	7	6	13	Cost of sales / SG&A
(Gain) loss on disposition of assets	—	—	(1)	—	—
Write-off of other productive assets	—	—	(1)	—	(1)	Cost of sales
Acetate production interruption costs	10	—	—	10	—	Cost of sales
Other	10	3	3	13	3	Various
Total	32	16	15	48	22
Total other charges and other adjustments	32	19	33	51	37
1 These items are included in net earnings but not included in other charges (gains), net.

Table 8
Equity Affiliate Results and Reconciliation of Operating Profit to Affiliate EBITDA -
a Non-U.S. GAAP Measure - Total - Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2012	2011	2012	2011
Net Sales
Ticona Affiliates - Asia [1]	441	393	864	804
Ticona Affiliates - Middle East [2]	380	252	684	517
Infraserv Affiliates [3]	478	550	945	1,057
Total	1,299	1,195	2,493	2,378
Operating Profit
Ticona Affiliates - Asia [1]	57	52	103	95
Ticona Affiliates - Middle East [2]	197	104	336	206
Infraserv Affiliates [3]	31	34	60	67
Total	285	190	499	368
Depreciation and Amortization
Ticona Affiliates - Asia [1]	19	15	38	37
Ticona Affiliates - Middle East [2]	9	18	23	30
Infraserv Affiliates [3]	26	29	53	55
Total	54	62	114	122
Affiliate EBITDA
Ticona Affiliates - Asia [1]	76	67	141	132
Ticona Affiliates - Middle East [2]	206	122	359	236
Infraserv Affiliates [3]	57	63	113	122
Total	339	252	613	490
Net Income
Ticona Affiliates - Asia [1]	36	37	68	64
Ticona Affiliates - Middle East [2]	175	93	300	183
Infraserv Affiliates [3]	23	23	48	50
Total	234	153	416	297
Net Debt
Ticona Affiliates - Asia [1]	273	101	273	101
Ticona Affiliates - Middle East [2]	(184)	(78)	(184)	(78)
Infraserv Affiliates [3]	328	308	328	308
Total	417	331	417	331
1 Ticona Affiliates - Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (2012 - 0%, 2011 - 50%). Una SA was divested during the Three Months Ended March 31, 2011.
2 Ticona Affiliates - Middle East accounted for using the equity method includes National Methanol Company (Ibn Sina) (25%).
3 Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).

Table 8 (continued)
Equity Affiliate Results and Reconciliation of Proportional Operating Profit to Proportional Affiliate EBITDA - a Non-U.S. GAAP Measure - Celanese Proportional Share - Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2012	2011	2012	2011
Proportional Net Sales
Ticona Affiliates - Asia [1]	203	182	398	372
Ticona Affiliates - Middle East [2]	95	63	171	129
Infraserv Affiliates [3]	157	182	310	348
Total	455	427	879	849
Proportional Operating Profit
Ticona Affiliates - Asia [1]	26	25	48	45
Ticona Affiliates - Middle East [2]	49	25	84	51
Infraserv Affiliates [3]	10	12	20	22
Total	85	62	152	118
Proportional Depreciation and Amortization
Ticona Affiliates - Asia [1]	9	7	18	17
Ticona Affiliates - Middle East [2]	3	5	6	8
Infraserv Affiliates [3]	8	9	17	18
Total	20	21	41	43
Proportional Affiliate EBITDA
Ticona Affiliates - Asia [1]	35	32	66	62
Ticona Affiliates - Middle East [2]	52	30	90	59
Infraserv Affiliates [3]	18	21	37	40
Total	105	83	193	161
Equity in Net Earnings of Affiliates (as reported in the Consolidated Statement of Operations)
Ticona Affiliates - Asia [1]	17	17	32	30
Ticona Affiliates - Middle East [2]	38	22	66	43
Infraserv Affiliates [3]	7	7	15	16
Total	62	46	113	89
Proportional Affiliate EBITDA in Excess of Equity in Net Earnings of Affiliates
Ticona Affiliates - Asia [1]	18	15	34	32
Ticona Affiliates - Middle East [2]	14	8	24	16
Infraserv Affiliates [3]	11	14	22	24
Total	43	37	80	72
Proportional Net Debt
Ticona Affiliates - Asia [1]	121	45	121	45
Ticona Affiliates - Middle East [2]	(46)	(20)	(46)	(20)
Infraserv Affiliates [3]	107	100	107	100
Total	182	125	182	125

[1]
Ticona Affiliates - Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (2012 - 0%, 2011 - 50%). Una SA was divested during the Three Months Ended March 31, 2011.

[2]	Ticona Affiliates - Middle East accounted for using the equity method includes National Methanol Company (Ibn Sina) (25%).

[3]	Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).